UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2026

Monroe Capital Asset-Backed Finance Company, LP

(Exact name of registrant as specified in its charter)

Delaware	000-56834	41-3394824
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

155 North Wacker Drive, 35th Floor Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(312) 258-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sale of Equity Securities

As of October 30, 2026, Monroe Capital Asset-Backed Finance Company, LP – Series II (the “Series II”), a registered series of Monroe Capital Asset-Backed Finance Company, LP (the “Partnership”), issued and sold 110 of its Standard Fee Class-S Shares (“Class S”) and 110 of its Standard Fee Class-I Shares (“Class I”) of limited partnership interest, $0.01 par value per share, for an aggregate offering price of approximately $5,592, reflecting a purchase price of $25.42 per Class S share and $25.42 per Class I shares (with the final number of Class S and Class I shares being determined on October 30, 2026).

	Common Shares Issued	Total Consideration
Standard Fee Class-S Shares	110	$2,796
Standard Fee Class-I Shares	110	$2,796

The offer and sale of the Class S and Class I shares was made pursuant to purchase agreements (the “Purchase Agreements”) entered into by the Partnership and each of approximately 220 separate investors. In addition, pursuant to the Purchase Agreements, each investor acquired a promissory note co-issued by Monroe Capital ABF Onshore Intermediate Holdings, LLC, a Delaware limited liability company, Monroe Capital ABF Offshore Intermediate Holdings, LP, a Cayman Islands exempted limited partnership, and Monroe Capital ABF REIT Intermediate Holdings, LLC, a Delaware limited liability company, each a wholly-owned subsidiary of the Partnership (collectively, the “Borrowers”), each with a principal amount of $1,000 and an aggregate principal amount of $220,000 (each a “Note” and collectively the “Notes”). The aggregate net proceeds received by the Borrowers in exchange for the issuance of the Notes was $152,000. The Borrowers will pay interest on the unpaid principal amount of the Notes at a rate of 12.00% per annum per Note payable semi-annually in arrears. The Notes have a 30-year term. Some or all of the Notes may be prepaid by the Borrowers at any time, in whole or in part, provided that (i) the Borrowers will pay on the date of such prepayment all accrued and unpaid interest due on such prepaid principal amount to and including the date of prepayment and (ii) if the first such prepayment occurs prior to the second anniversary of the issue date of the Notes, the Borrowers will pay on the date of such prepayment a one-time premium equal to $100 per Note.

The Partnership issued the Class S and Class I shares of Series II and the Borrowers issued the Notes in private placement transactions pursuant to certain exemptions of the Securities Act of 1933, as amended (the “Securities Act”), and the laws of the states and jurisdictions where any offering was made, to investors who are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

The Notes were offered through H&L Equities, LLC (“H&L”), a registered broker dealer and an affiliate of REIT Funding, LLC (“REIT Funding”). With respect to the Notes, Series II will pay fees to, and cover certain expenses of, REIT Funding. From the fees paid, REIT Funding will be responsible for paying any brokerage or placement fees to H&L. Series II will also pay fees to, and cover certain expenses of, REIT Administration, LLC (“REIT Administration”), an affiliate of REIT Funding, for its administrative services related to the Notes. Series II’s obligation to pay the fees to REIT Administration will end on the date when the Notes have been paid in full and all administrative duties have been completed.

The information in this Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to purchase the Class S or Class I shares, Notes or any other securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

The description above is only a summary of the material terms of the Notes and is qualified in its entirety by reference to the copies of the Forms of Promissory Note, which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

Limited Partnership Agreement

On October 30, 2026, the Partnership executed its Third Amended and Restated Limited Partnership Agreement (the “Third A&R LPA”), which amended and restated the Second Amended and Restated Limited Partnership Agreement, dated as of September 28, 2026. The amendment and restatement effects certain changes to reflect additional provisions related to future potential borrowings.

The foregoing summary description of the Third A&R LPA does not purport to be complete and is qualified in its entirety by reference to the Third A&R LPA, a copy of which is included as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1*	Third Amended and Restated Limited Partnership Agreement
10.1*	Form of Promissory Note (Class S), by and among the Borrowers and purchasers party thereto.
10.2*	Form of Promissory Note (Class I), by and among the Borrowers and purchasers party thereto.
104	Cover Page Interactive Data File, formatted in Inline XBRL

* Attached hereto.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monroe Capital Asset-Backed Finance Company, LP

By:	/s/ Kyle Asher
Name:	Kyle Asher
Title:	President
Date:	November 5, 2026